Exhibit 99.1

GWG Holdings Receives Nasdaq Notification Of Non-Compliance With Listing Rule 5250(c)(1)

Dallas, TX – April 6, 2022 – GWG Holdings, Inc. (Nasdaq GWGH) (the “Company”), a financial services firm based in Dallas, Texas, today announced that it received a letter (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Letter has no immediate effect on the listing or trading of GWGH’s common stock on the Nasdaq Capital Market. The Letter states that the company is required to submit a plan to regain compliance with Rule 5250(c)(1) within 60 calendar days from the date of the Letter. If the plan is accepted by Nasdaq, then Nasdaq can grant the company up to 180 calendar days from the due date of the Form 10-K to regain compliance.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH) is an innovative financial services firm based in Dallas, Texas.

Through GWGH’s subsidiary, GWG Life, LLC, GWGH owns and manages a diverse portfolio of life insurance policies that, as of September 30, 2021, included $1.8 billion in face value of life insurance policy benefits.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Forward-Looking Statements

This press release contains “forward-looking statements” related to future events. All statements that do not concern historical facts are forward-looking statements. The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements, including but not limited to the risk that we may not be able to file the Form 10-K within the timeframe required by Nasdaq and risks that we may not regain compliance with Nasdaq continued listing requirements within the applicable grace period, as well as the other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties. We base forward-looking statements on information currently available to us at the time of this press release and undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying circumstances, new information, future events or otherwise, except as required by law.

Media Contact:
Dan Callahan
Director of Communication
GWG Holdings, Inc.
(612) 787-5744
dcallahan@gwgh.com